EXHIBIT 10.4

August 9, 2007

Re:           Agreement of Sale

Gentlemen:

Reference is made to that certain Agreement of Sale, dated August 1, 2005, as amended by a First Amendment dated June 27, 2006 and assigned in October 2006 (the “Agreement”), between Investment Capital Researchers, Inc., a California corporation (“ICR”), Landbank Group, Inc., a Delaware corporation (“LBG”).

As of the date hereof, each party desires to extinguish any and all obligations of the other party under such Agreement.  In consideration of the foregoing and for other good and valuable consideration, the parties hereby agree that the Agreement shall be immediately terminated in full and all obligations, including, but not limited to, the 200,000 shares of unissued common stock that were to be issued upon the achievement of specified milestones, of the parties thereunder are hereby extinguished. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter enclosed.

Yours truly,

                                                                                                /s/ Doug Gravink
Doug Gravink
Chief Executive Officer

Accepted and agreed to
this 12th day of September, 2007:

Investment Capital Researchers, Inc.

By:  /s/ Stephen Weber

Name:

Title: